UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report: February 14, 2013

(Date of earliest event reported)

IDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10235	36-3555336
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1925 W. Field Court Lake Forest, Illinois 60045

(Address of principal executive offices, including zip code)

(847) 498-7070 (Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 15, 2013, the Board of Directors of IDEX Corporation (the “Company”) elected Cynthia (CJ) Warner as a Class II director to serve until the Company’s 2015 annual meeting of stockholders. Ms. Warner’s appointment is effective immediately. Ms. Warner will serve on the Company’s Nominating and Corporate Governance Committee.

Ms. Warner was not appointed to the Company’s Board of Directors pursuant to any arrangement or understanding with any other person.

There are no other transactions between the Company and Ms. Warner that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Warner will participate in the Company’s director compensation program which currently consists of equity grants on initial election to the Board valued at $127,500, annual equity grants thereafter valued at $85,000, an annual cash retainer and meeting fees of $65,000, and certain additional cash retainers and fees for service as a committee chair or as lead director. For a complete description of the Company’s director compensation program, please refer to the Company’s proxy statement on Schedule 14A relating to its annual meeting of stockholders.

(e) On February 14, 2013, the Board of Directors approved the Revised and Restated IDEX Management Incentive Compensation Plan for Key Employees effective January 1, 2013 (the “Revised MICP”). The Revised MICP amends the Company’s Revised and Restated IDEX Management Compensation Plan for Key Employees effective January 1, 2010 (the “Former MICP”) primarily to delete as a factor in determining compensation payments the individual personal performance multiplier contained in the Former MICP. The foregoing description of the Revised MICP is subject to the full text of the Revised MICP which is attached to this report as exhibit 10.1 and incorporated into this Item 5.02(e) by reference.

Item 9.01 — Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Revised and Restated IDEX Management Incentive Compensation Plan for Key Employees effective January 1, 2013

99.1	Press Release of IDEX Corporation

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEX CORPORATION

By:	/s/ Frank J. Notaro
Frank J. Notaro Vice President and General Counsel

February 20, 2013